EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 6, 2006 (except Notes 3, 7, 9, 11 and 16, as to which the date is November 30, 2006) in the following Registration Statements and amendments and in the related Prospectuses of Sun Healthcare Group, Inc. thereto:

Form S-3 No. 333-123335
Form S-3 No. 333-113710
Form S-3 No. 333-135547
Form S-3 No. 333-135549
Form S-8 No. 333-115851
Form S-8 No. 333-135525
Form S-8 No. 333-130916

with respect to the consolidated financial statements of Sun Healthcare Group, Inc., as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005, included in this Current Report (Form 8-K).

Dallas, Texas
November 30, 2006